Stock Purchase Agreement

This Stock Purchase Agreement (“Agreement”) is made as of February 14, 2008, by and between (i) Best Energy Services, Inc., a Nevada corporation (“Buyer”), and (ii) Robert L. Beeman, a resident of Moab, Utah (“Seller”).

Recitals

Seller owns all of the issued and outstanding shares of capital stock of Bob Beeman Drilling Company, a Utah corporation (the “Company”).

Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of the Company, all of which are owned by Seller (the “Purchased Shares”), for the consideration and on the terms set forth in this Agreement.

Agreement

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Article I
Definitions

1.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” – as defined in Section 3.4(b).

“Agreement” – as defined in the Preamble of this Agreement.

“Balance Sheet” – as defined in Section 3.4(a).

“Board of Directors” – as defined in Section 3.2(b)(i).

“Buyer” – as defined in the Preamble of this Agreement.

“Buyer’s Closing Documents” – as defined in Section 4.2(a).

“Closing” – as defined in Section 2.3.

“Closing Date” – as defined in Section 2.3.

“Company” – as defined in the Recitals of this Agreement.

“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including: (a) the sale of the Purchased Shares by Seller to Buyer; (b) the execution, delivery, and performance of the Seller’s Release, the Noncompetition Agreement, the Yard Lease Agreement, the Escrow Agreement and all other documents or agreements executed, delivered and performed in connection with this Agreement; and (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement.

“Contract” – any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” – as defined in Section 7.2.

“Disclosure Schedule” – the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Effective Time” – as defined in Section 2.3.

“Encumbrance” – any charge, claim, community property interest or similar equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Escrow Agent” – as defined in Section 2.4(v).

“Escrow Agreement” – as defined in Section 2.4(vi).

“Facilities” – any real property, leaseholds, or other interests in real property currently or formerly owned or operated by the Company and any buildings, plants or structures currently or formerly owned or operated by the Company.

“GAAP” – generally accepted United States accounting principles, including the statements and interpretations of the U.S. Financial Accounting Standards Board.

“Governmental Authorization” – any approval, consent, license, permit, waiver, or other authorization issued, granted or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any: (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (c) multi-national organization or body; or (d) body properly exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Indemnification Escrow Amount” – as defined in Section 2.2.

“Indemnified Persons” – as defined in Section 7.2.

“Interim Balance Sheet” – as defined in Section 3.4(a).

“Law” – any statute, law, rule, regulation, ordinance or other pronouncement having the effect of law of any Governmental Body.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, Law, principle of common law, or treaty.

“Material Contract” – as defined in Section 3.11(a).

“Net Working Capital” – the Company’s current assets (excluding cash) minus the Company’s current liabilities.

“Noncompetition Agreement” – as defined in Section 2.4(a)(iii).

“Note Consideration” – as defined in Section 2.2.

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Payment Instruction Letter” – as defined in Section 2.4(b)(vi).

“Person” – any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” – as defined in Section 2.2.

“Purchased Shares” – as defined in the Recitals of this Agreement.

“Related Person” – with respect to a particular individual: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; and (c) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); and (c) any Related Person of any individual described in clause (b). For purposes of this definition, the “Family” of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual.

“Representative” – with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, broker, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” – the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller” – as defined in the Preamble of this Agreement.

“Seller Contract” – any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by the Company is or may become bound.

“Seller’s Closing Documents” – as defined in Section 3.2(a).

“Seller’s Release” – as defined in Section 2.4(a)(ii).

“Subsidiary” – with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Yard Lease Agreement” – as defined in Section 2.4(a)(iv).

1.2           Usage.

(a) Interpretation.  In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) references herein to an “Article” or “Section” without further reference to another agreement shall mean the specified Article or Section of this Agreement; (x) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (xii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) Legal Representation of the Parties.  This Agreement has been jointly drafted by the parties hereto and the parties have had an opportunity to review this Agreement with counsel and no rule of construction strictly construing this Agreement against the drafter shall be applied by a court of competent jurisdiction.

Article II
Sale and Transfer of Purchased Shares; Closing

2.1 Purchase and Sale of Purchased Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, transfer and deliver the Purchased Shares to

Buyer, free and clear of any Encumbrance, and Buyer will purchase all of the Purchased Shares from Seller.

2.2 Purchase Price.  The aggregate purchase price for the Purchased Shares will be $4,750,000 (the “Purchase Price”). In accordance with Section 2.4(b), at the Closing, the Purchase Price shall be delivered by Buyer as follows: (a) $200,000 previously paid to Seller by Buyer as a deposit; (b) $500,000 (the “Indemnification Escrow Amount”) paid to the Escrow Agent pursuant to the Escrow Agreement with respect to the escrow for the indemnification obligations of Seller and Shareholders set forth in Article VII; and (c) $4,050,000 (the “Note Consideration”) by payment by Buyer to Seller by a demand promissory note, in a form mutually acceptable to Buyer and Seller (the “Demand Note Consideration”). The Indemnification Escrow Amount shall be paid in accordance with the Section 7.5, Section 7.6 and the Escrow Agreement.

2.3 Closing.  The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Buyer’s counsel at 901 Main Street, Suite 6000, Dallas, Texas, on February 14, 2008, or such other place agreed to by Buyer and Seller.  The Closing shall be deemed to have occurred at 11:59 p.m. C.S.T. (the “Effective Time”) on the date on which the Closing actually takes place (the “Closing Date”).

2.4 Closing Obligations.  At the Closing:

(a) Seller will deliver to Buyer: (i) certificates representing the Purchased Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer; (ii) a release, in the form mutually acceptable to Buyer and Seller, executed by Seller (the “Seller’s Release”); (iii) a noncompetition agreement, in the form mutually acceptable to Buyer and Seller, executed by Seller (the “Noncompetition Agreement”); (iv) a lease agreement with respect to Price and Moab yards, in the form mutually acceptable to Buyer and Seller, executed by the Company (the “Yard Lease Agreement”); and (v) an escrow agreement, in the form mutually acceptable to Buyer, Seller and JPMorgan Chase Bank, N.A. (the “Escrow Agent”), executed by Seller (the “Escrow Agreement”).

(b) Buyer will deliver to Seller: (i) the Note Consideration, by delivery of the Demand Note; (ii) the Noncompetition Agreement, executed by Buyer; (iii) the Yard Lease Agreement, executed by Buyer; (v) the Escrow Agreement, executed by Buyer, and (vi) the payment instruction letter, in a form mutually acceptable to Buyer and Seller, executed by Buyer (the “Payment Instruction Letter”).

(c)           Buyer will deliver to the Escrow Agent, the Indemnification Escrow Amount, by wire transfer to an account specified by the Escrow Agent.

Article III
Representations and Warranties of Seller

Except with respect to each section in this Article III for such disclosures as are set forth (i) in the section of the Disclosure Schedule corresponding to such section in this Article III, or

(ii) in any other section of the Disclosure Schedule to the extent it is reasonably apparent from the face of such disclosure that such disclosure qualifies such section in this Article III, Seller represents and warrants to Buyer, as follows:

3.1 Organization and Good Standing.

(a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Utah, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that the Company purports to own or use, and to perform all of its obligations under the Seller Contracts. The Company is duly qualified to do business and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by the Company, or the nature of the activities conducted by the Company, requires such qualification.

(b) Seller has delivered or made available to Buyer copies of the Organizational Documents of the Company, as currently in effect.

3.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Seller’s Release, the Noncompetition Agreement, the Yard Lease Agreement, the Escrow Agreement and all other documents or agreements executed by Seller in connection herewith, (collectively, the “Seller’s Closing Documents”), the Seller’s Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller’s Closing Documents and to perform its obligations under this Agreement and the Seller’s Closing Documents.

(b) The consummation or performance of any of the Contemplated Transactions by the Company will not directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors (the “Board of Directors”) or the shareholders of the Company; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company; (iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any tax; (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any material provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Seller Contract; or (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company. Neither the Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

(c)           Neither the execution and delivery of this Agreement or Seller’s Closing Documents by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement (other than any merger control or antitrust Legal Requirement that may be applicable) or any Order to which Seller may be subject; (ii) cause Buyer or the Company to become subject to, or to become liable for the payment of, in each case with respect to the transfer of the Purchased Shares, any share transfer tax or real property transfer tax based upon the transfer of a controlling interest in real property, in each case to any Governmental Body; or (iii) result in the imposition or creation of any Encumbrance upon or with respect to the Purchased Shares of Seller. Seller is not, nor or will Seller be, required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement by Seller or the consummation or performance of any of the Contemplated Transactions by Seller.

3.3	Capitalization; Ownership; Subsidiaries.

(a) The authorized equity securities of the Company consist of 100,000 shares of common stock, par value $1.00 per share (the “Common Shares”), of which all 100,000 Common Shares are issued and outstanding, all of which are owned by Seller. There are no warrants, options or other agreements for the purchase of any capital stock of the Company outstanding as of the date of this Agreement. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts to which the Company is a party relating to the issuance, sale, or transfer of any equity securities of the Company or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other applicable Legal Requirement.

(b) Seller represents that (i) on the Closing Date Seller will be the record and beneficial owner and holder of the Purchased Shares, free and clear of all Encumbrances, and (ii) except for this Agreement, there are no Contracts to which Seller is a party relating to the sale or transfer of the Purchased Shares.

(c) The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person (other than the Company) or any direct or indirect equity or ownership interest in any other business.

3.4	Financial Statements.

                                  (a)            The Company has delivered to Buyer: (a) the audited balance sheet of the Company as at December 31, 2006, and the related audited statements of operations, changes in stockholders' equity, and cash flows for the fiscal year then ended and for the fiscal year ended December 31, 2005 (including the notes thereto), all of which were prepared in accordance with GAAP, together with the report thereon of Malone & Bailey P.C., independent certified public accountants, (b) the unaudited balance sheets of the Company as at September 30, 2007 (the “Balance Sheet”) and September 30, 2006, and the related unaudited statements of operations and changes in cash flow for the nine-month periods then ended (including the notes thereto), all of which were prepared in accordance with GAAP, and (c) an unaudited consolidated balance sheet of the Company as at November 30, 2007 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of operations and cash flow for the eleven months then ended, which were prepared in accordance with GAAP. Such financial statements and notes fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes. The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company

                                (b)            Schedule 3.4(b) of the Disclosure Schedule contains a complete and accurate list of all accounts receivable of the Company as of the Closing Date (collectively, the “Accounts Receivable”), which list sets forth the aging of such Accounts Receivable. All Accounts Receivable represent valid and undisputed obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Accounts Receivable will be collectible in the Ordinary Course of Business within 60 days of the Closing Date.

3.5 Books and Records.  The books of account, minute books, stock record books, and other records of the Company, all of which have been delivered or made available to Buyer, (i) are complete and correct in all material respects, and (ii) since July 31, 2007, have been maintained pursuant to an adequate system of internal accounting controls. The minute books of the Company contain materially accurate and complete records of all meetings held of, and corporate action taken by, the shareholders and the Board of Directors of the Company, and no meeting of any such shareholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.6 Title to Properties; Encumbrances.  Schedule 3.6 of the Disclosure Schedule contains a complete and accurate list of all personal property, real property, leaseholds, or other real property interests therein owned by the Company. The Company has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller or the Company and relating to such property or interests.  The Company owns, leases or has the right to use (with good and marketable title in the case of real property) all of the properties and assets listed on Schedule 3.6, located in the Facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business, and the personal assets of employees and vendor-owned assets used to provide services to or by the Company in the Ordinary Course of Business).  All subsequently purchased or acquired properties and assets were acquired in the Ordinary Course of Business.  All such personal properties and assets of the Company are free and clear of all Encumbrances except for (a) assets held under capital leases disclosed, or not required to be disclosed, in Schedule 3.6 of the Disclosure Schedule, (b) mortgages or security interests disclosed on Schedule 3.6 as securing specified liabilities or obligations, with respect to which no material default (or event that, with notice or lapse of time or both, would constitute a material default) exists, and (c) liens for current taxes not yet due. All real properties reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except for (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not materially impair the present use of the property subject thereto. All buildings, plants, and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. Seller has no actual or beneficial ownership interest in any of the foregoing real property.

3.7 Cash; Net Working Capital; No Undisclosed Liabilities.  As of the Closing Date, (i) the Company’s Net Working Capital is zero, and (ii) all cash and all current liabilities in excess of current assets (excluding cash) and all other liabilities of any kind or nature of the Company have been satisfied by the Company. The Company has no liabilities or obligations required to be disclosed in a balance sheet or related footnotes prepared in accordance with GAAP, except for current liabilities equal to current assets (excluding cash) reflected in the Interim Balance Sheet.  The Company is not a guarantor or otherwise contingently liable on any indebtedness of any other Person.

3.8 Compliance with Legal Requirements; Governmental Authorizations.

(a)           (i)           The Company is, and at all times since January 1, 2003 has been, in full compliance with each material Legal Requirement that is or was applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its assets; (ii) no event has occurred since January 1, 2003, or circumstance exists that (with or without notice  or lapse of time) (A) would reasonably be expected to constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any material Legal Requirement, or (B) would reasonably be expected to give rise to any obligation on the part of the Company to undertake, or to bear a material portion of the cost of, any remedial action of any nature; and (iii) the Company has not received, at any time since January 1, 2003, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual or potential violation of, or failure to comply with, any material Legal Requirement, or (B) any actual or potential obligation on the part of the Company to undertake, or to bear a material portion of the cost of, any remedial action of any nature.

(b)           Schedule 3.8(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company and that is material to the operation of the business of the Company as currently conducted. Each Governmental Authorization listed or required to be listed in Schedule 3.8(b) of the Disclosure Schedule is valid and in full force and effect.  Except as set forth in Schedule 3.8(b) of the Disclosure Schedule: (i) the Company is, and at all times since January 1, 2003, has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.8(b) of the Disclosure Schedule; (ii) no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.8(b) of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.8(b) of the Disclosure Schedule; (iii) the Company has not received, at any time since January 1, 2003, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.8(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies.

3.9 Legal Proceedings; Orders.

(a)           Schedule 3.9 of the Disclosure Schedule sets forth a complete and accurate list of all Proceedings: (i) that have been commenced by or against the Company; or (ii) to which the Company is a party that challenges any of the Contemplated Transactions. No other such Proceedings have been threatened by any third party.  The Company has delivered or made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.9 of the Disclosure Schedule. The Proceedings listed in Schedule 3.9 of the Disclosure Schedule would not reasonably be expected to have a material adverse effect on the business, operations, assets or condition of the Company.

(b)            There is no Order to which any of the Company is subject; and no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

3.10 Absence of Certain Changes and Events.  For the period from the date of the Balance Sheet to the date hereof, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)           change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)           amendment to the Organizational Documents of the Company;

(c)           payment or increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the Ordinary Course of Business) employee or any entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d)           adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(e)           damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, of the Company, taken as a whole;

(f)           entry into, termination of, or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $25,000, other than purchase orders given or received by the Company for the purchase or sale of inventory in the Ordinary Course of Business;

(g)           sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any material asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the material intellectual property assets of the Company;

(h)           cancellation or waiver in writing of any claims or rights with a value to the Company in excess of $25,000 except to the extent reserved for in the Balance Sheet or Interim Balance Sheet, or that will be reserved for in the Closing Balance Sheet;

(i)           material change in the accounting methods used by the Company; or

(j)           written agreement, by the Company to do any of the foregoing.

3.11 Contracts; No Defaults.

(a)           Schedule 3.11(a) of the Disclosure Schedule contains a complete and accurate list, and the Company has delivered or made available to Buyer true and complete copies, of (each, a “Material Contract”):

(i)
each executory Seller Contract that involves the performance of services or the delivery of goods or materials by the Company of an outstanding amount or value in excess of $25,000 other than purchase orders given or received by the Company for the purchase or sale of inventory in the Ordinary Course of Business of an outstanding amount or value of less than $25,000; and

(ii)
each executory Seller Contract that involves the performance of services or the delivery of goods or materials to the Company of an outstanding amount or value in excess of $25,000 other than purchase orders given or received by the Company for the purchase or sale of inventory in the Ordinary Course of Business of an outstanding amount or value of less than $25,000.

(b)           Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms and the Company is in full compliance with all material terms and requirements of each Material Contract;

3.12 Relationships with Related Persons.  No Seller or any Related Person of Seller or of the Company has, or since January 1, 2003, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business. No Seller or any Related Person of Seller or of the Company is, or since January 1, 2003, has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company except for less than one percent of the outstanding capital stock of any such competing business that is publicly traded on any recognized exchange. No Seller or any Related Person of Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.13 No Material Adverse Change.  Since July 31, 2007, there has not been any material adverse change in the business, operations, customer and employee relations, properties, assets or financial condition of the Company and no event has occurred or circumstance exists that would reasonably be expected to result in such a material adverse change.

3.14 Disclosure.  No representation or warranty of Seller in this Agreement, the Disclosure Schedule or any other certificate or document delivered by Seller pursuant to this Agreement, and no statement in this Agreement, the Disclosure Schedule or any other certificate or document delivered by Seller pursuant to this Agreement, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to Seller that has specific application to Seller or the Company and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Schedule.

3.15 Brokers and Finders.  Neither Seller nor its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

Article IV
Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

4.1 Organization and Good Standing.  Buyer is a corporation validly established, currently existing, and in good standing under the laws of State of Delaware.

4.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Upon the execution and delivery by Buyer of the Noncompetition Agreement, the Yard Lease Agreement, the Escrow Agreement, the Payment Instruction Letter and all other documents or agreements executed by Buyer in connection herewith, (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.  Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.

(b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer's Organizational Documents; (ii) any resolution adopted by the Board of Directors or the shareholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound. Except as set forth in Schedule 4.2, Buyer is not, nor will it be, required to obtain any Consent from any third-party Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Investment Intent.  Buyer is acquiring the Purchased Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4 Certain Proceedings.  There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

4.5 Brokers and Finders.  Neither Buyer, nor its officers and agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

Article V
Conditions Precedent to Buyer’s Obligations to Close

Buyer's obligation to purchase the Purchased Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

5.1 Accuracy of Representations.  Each of Seller’s representations and warranties in this Agreement must have been accurate in all respects as of the Closing Date.

5.2 Seller’s Performance.

(a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b) Each document required to be delivered by Seller pursuant to Section 2.4(a) must have been delivered.

5.3 Consents.  Each of the Consents identified in Schedule 4.2, if any, must have been obtained and must be in full force and effect.

5.4 Additional Documents.  Each of the following documents must have been delivered to Buyer:

(a) an opinion of William L. Crawford dated the Closing Date, in the form mutually acceptable to Buyer and Seller;

(b) the certificate of incorporation and all amendments thereto of the Company, duly certified as of a date not more than 30 days prior to the Closing Date by the Secretary of State of the State of Utah;

(c) certificates dated as of a date not more than 30 days prior to the Closing Date (i) as to the good standing of the Company executed by the Secretary of State of the State of Utah, and (ii) as to the qualification to do business in Arizona executed by the Secretary of State of Arizona; and

(d) such other documents as Buyer may reasonably request

for the purpose of (i)  evidencing the accuracy of any of Seller’s representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller on or before the Closing Date, (iii) evidencing the satisfaction of any condition referred to in this Article V, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

5.5 Delivery of W-8 or W-9. On or prior to the Closing Date, Seller shall have delivered a fully-executed W-8 or W-9 IRS form, as applicable.

5.6 Due Diligence.  On or prior to the Closing Date, Buyer shall completed the business, legal, financial, tax and accounting due diligence review of the Company to its sole satisfaction.

5.7 Cash and Excess Liabilities. On or prior to the Closing Date, Seller shall have (i)(A) removed all cash, and (B) satisfied all current liabilities in excess of current assets (excluding cash) and all other liabilities of any kind or nature of the Company, and (ii) removed the Charles Schwab account (account number 1668-9563).

Article VI
Conditions Precedent to Seller’s Obligations to Close

Seller’s obligation to sell the Purchased Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

6.1 Accuracy of Representations.  Each of Buyer's representations and warranties in this Agreement must have been accurate in all respects as of the Closing Date.

6.2 Buyer’s Performance.

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4(b) and must have made the payments required to be made by Buyer pursuant to Section 2.4(b).

6.3 Consents.  Each of the Consents identified in Schedule 3.2 of the Disclosure Schedule, if any, must have been obtained and must be in full force and effect.

6.4 Additional Documents.  Buyer must have caused the following documents to be delivered to Seller such other documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Article VI, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

Article VII
Indemnification

7.1 Survival.  All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

7.2 Indemnification and Payment of Damages by Sellers.  After the Closing, Seller will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) from and against, and will pay to the Indemnified Persons the amount of any loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)           any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Schedule or any other certificate or document delivered by Seller pursuant to this Agreement, including any amounts by which the Accounts Receivable as reflected on Schedule 3.4(b) are not collectible in the Ordinary Course of Business within 60 days of the Closing Date, provided such uncollected Accounts Receivable are transferred to Seller;

(b)           any Breach by Seller of any covenant or obligation of Seller in this Agreement;

(c)           any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date; and

(d)           any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

Seller shall have no liability for indemnification with respect to claims under Section 7.2(a) until the total of all Damages with respect to such matters exceeds $25,000 at which time Seller shall be liable for indemnification for all Damages with respect to such claims (including the first $25,000 of such Damages). However, the immediately preceding sentence shall not apply to claims (i) under Section 7.2(a) with respect to matters arising in respect of Sections 3.2(a), 3.3, 3.12 and 3.15, or (ii) for all cash out-of-pocket Damages relating to any amounts by which the Accounts Receivable as reflected on Schedule 3.4(b) are not collectible in the Ordinary Course of Business within 60 days of the Closing Date to the extent such uncollected Accounts Receivable are transferred to Seller. Seller’s total liability for Damages pursuant to this Article VII shall not exceed $3,562,500 except for (i) Damages relating to claims arising out of or related to Seller’s representations regarding capitalization of the Company as set forth in Section

3.3(a) and ownership by Seller of the Purchased Shares free and clear of any Encumbrances as set forth in Section 3.3(b), or (ii) Damages from any intentional breach by Seller of any of Seller’s representations, warranties, covenants or obligations, and Seller will be liable for all Damages with respect to any such breaches.

7.3 Procedure for Indemnification – Third Party Claims.

(a)           Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceeding against such Indemnified Person, such Indemnified Person will, if a claim is to be made against Seller under Section 7.2, give notice, setting forth the factual basis for such claim in reasonable detail to the extent known, to the Seller of the commencement of such claim, but the failure to notify Seller will not relieve Seller of any liability that Seller may have to any Indemnified Person, except to the extent that Seller is prejudiced by the Indemnified Person's failure to give such notice.

(b)           If any Proceeding referred to in Section 7.3(a) is brought against an Indemnified Person and such Indemnified Person gives notice to Seller of the commencement of such Proceeding, Seller will be entitled to participate in such Proceeding and, to the extent that Seller wishes (unless (i) Seller is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) Seller fails to provide reasonable assurance to the Indemnified Person of Seller’s financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to such Indemnified Person and, after notice from Seller to the Indemnified Person of Seller’s election to assume the defense of such Proceeding, Seller will not, as long as Seller diligently conducts such defense, be liable to the Indemnified Person under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding. If Seller assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by Seller without the Indemnified Person's consent (not to be unreasonably withheld, delayed or conditioned) unless (A) there is no finding or admission of any violation of Legal Requirements, and (B) there is no liability or restriction on the Indemnified Person; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without such Indemnified Person’s consent.  If notice is given to Seller of the commencement of any Proceeding and Seller does not, within 20 days after the Indemnified Person's notice is given, give notice to the Indemnified Person of Seller’s election to assume the defense of such Proceeding, the Indemnified Person shall diligently conduct the defense and Seller will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

7.4 Procedure for Indemnification – Other Claims.  A claim for indemnification for any matter not involving a third-party claim shall be promptly asserted by notice to Seller.

7.5 Payments From Indemnification Escrow Amount and Seller.  In the event that any Indemnified Person is entitled to indemnification from Seller pursuant to this Article VII, the amount of Damages for which such Indemnified Person is entitled to indemnification shall be paid from the Indemnification Escrow Amount to the extent there are sufficient funds available in the Indemnification Escrow Amount and Buyer and Seller shall issue joint written instructions to the Escrow Agent authorizing distribution of the amount of such Damages to such Indemnified Person within three Business Days of a final determination of the amount of such Damages by (i) Buyer and Seller, or (ii) pursuant to a final and binding determination of a court of competent jurisdiction. To the extent that Seller is liable for any Damages in excess of the Indemnification Escrow Amount, Seller shall pay such amount to Buyer for the benefit of the applicable Indemnified Person, by wire transfer to a bank account specified by Buyer, within such three Business Day period.

7.6 Release of Indemnification Escrow Amount.

(a)           On the six month anniversary of the Closing Date, the Escrow Agent shall release to Seller the remaining portion of the Indemnification Escrow Amount less an amount equal to the aggregate of all claims for indemnification of the Indemnified Persons which have been properly asserted prior to such date and remain pending and unresolved on such date.

(b)           After the six month anniversary of the Closing Date, in the event and to the extent that the remaining portion of the Indemnification Escrow Amount exceeds the aggregate amount of all claims for indemnification that remain pending and unresolved, the Escrow Agent shall release to Seller any such excess amount. To the extent any such pending and unresolved claims are subsequently resolved in favor of an Indemnified Person, then such Indemnified Person shall be entitled to indemnification from Seller in the amount of any related Damages as provided in Section 7.5.

(c)           Seller and Buyer shall deliver within three Business Days joint written instructions to the Escrow Agent required pursuant to the terms of the Escrow Agreement in order to make the distributions required by this Section 7.6.

Article VIII
General Provisions

8.1 Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives. Any expenses incurred by the Company in connection with the Contemplated Transactions shall be reimbursed to the Company by Seller.

8.2 Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller mutually agree.

8.3 Confidentiality.  Buyer and Seller will maintain in confidence, and will cause their respective Representatives to maintain in confidence, this Agreement, any related agreement and the Contemplated Transactions and not use to the detriment of another party or the Company any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a)

such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

8.4 Notices.  All notices, requests, demands and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller:                      Robert L. Beeman
418 Cottonwood Lane
Moab Utah 84532
Facsimile No.: (435) 259-0703
Email: bbdc@citlink.com

with a copy (which shall not be considered notice) to:

William L. Crawford, Esq.
1996 East 6400 South, Ste. 100
Salt Lake City, Utah 84121
Facsimile No.: (801) 424-4243
Email: wcrawford@aol.com

Buyer:                     Best Energy Services, Inc.
1010 Lamar
Suite 1200
Houston, Texas 77002
Attention: Larry Hargrave, Chief Executive Officer
Facsimile No.: (713) 933-2602
Email: lhargrave@bestenergyservicesinc.com

with a copy (which shall not be considered notice) to:
Jackson Walker L.L.P.
100 Congress Avenue
Suite 1100
Austin, Texas 78701
Attention: Lawrence A. Waks, Esq.
Facsimile No.: (512) 236-2002
Email: lwaks@jw.com

8.5 Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

8.6 Waiver.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by Buyer, with respect to a waiver on behalf of Buyer, and by Seller, with respect to a waiver on behalf of Seller; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.7 Entire Agreement; Modification; Termination.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the preliminary letter of intent, dated April 9, 2007 among Buyer, the Company and certain other parties thereto) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. This Agreement may be terminated by mutual consent of Buyer and Seller.

8.8 Assignments, Successors, and No Third Party Rights.  Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary or other Related Person of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

8.9 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.10 Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.11 Governing Law.  This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the laws of the State of Texas, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Texas.

8.12 Dispute Resolution.  Except as provided below, in the event of any dispute, claim or disagreement arising out of or relating to this Agreement or any Contemplated Transaction, including the negotiation, execution, interpretation, performance or non-performance of this Agreement, the parties shall first submit the dispute, claim or disagreement to non-binding mediation administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Mediation Procedures.  The place of mediation shall be Dallas, Texas.  If the dispute, claim or disagreement is not resolved within 30 days after the initial mediation meeting among the parties and the mediator, or if the mediation is otherwise terminated, then either party may submit the dispute, claim or disagreement to binding arbitration administered by the AAA in accordance with the provisions of its Commercial Arbitration Rules (the “Rules”) and, except as provided below, such arbitration shall be the sole means of dispute resolution.  The place of arbitration shall be Dallas, Texas.  The arbitration shall be conducted by a panel of three arbitrators selected in accordance with the Rules, unless the parties otherwise agree to one arbitrator.  Any mediator or arbitrator selected under this Section 8.12 shall be a practicing attorney experienced in commercial agreements and acquisitions and shall not have been employed or engaged by or affiliated with either of the parties or their respective affiliates.  Each party shall initially bear its own costs and expenses in connection with any mediation or arbitration hereunder, including, without limitation, its attorneys’ fees, and an equal share of the mediator’s or arbitrator’s and administrative fees of mediation or arbitration.  The decision of the arbitrators shall be in writing.  Judgment upon an arbitration award may be entered in any court of competent jurisdiction and shall be final, binding and non-appealable.  Notwithstanding anything in this Section 8.12 to the contrary, each party shall be entitled to seek injunctive or other equitable relief without first submitting the matter to mediation or arbitration in accordance with the provisions of this Section 8.12, even if a similar or related matter has already been referred to meditation or arbitration in accordance with the terms of this Section 8.12.  Venue for any action permitted to be brought in court under this Section 8.12 shall be the appropriate state and federal courts located in Dallas County, Texas.

8.13 Counterparts; Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. The exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes.

8.14 True-Up Period. During the period from Closing to April 14, 2008 (the "True-Up Period"), any payments for Accounts Receivable actually received by the Company in excess of the Minimum Accounts Receivable Amount ("Post-Closing Accounts Receivable Receipts") shall be held by the Company for the benefit of Seller. During the True-Up Period, any payments made by the Company with respect to any liabilities required to be paid or otherwise satisfied by Seller pursuant to this Agreement ("Post-Closing Liability Payments"), shall be for the account of Seller. No later than April 24, 2008, (i) the Copmany shall pay to Seller the amount by which Post-Closing Accounts Receivable Receipts exceed Post-Closing Liability Payments, or (ii) Seller shall pay to the Company the amount by which Post-Closing Liability Payments exceed Post-Closing Accounts Receivable Receipts. This Section 8.14 shall have no effect on the representation and warranty of Seller set forth in Section 3.7 nor Seller's obligations under Section 5.7 or any resulting indemnification obligations of Seller pursuant to Section 7.2 as a result of any inaccuracy of breach thereof, but is intended to provide an administrative mechanism to account for the receipt by the Company during the True-Up Period of any Accounts Receivables that are the property of Seller and the payment by Seller during the True-Up Period of any accounts payable that are the obligation of Seller.

[Signature Page to Follow]

In Witness Whereof, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:
Best Energy Services, Inc.

/s/ Larry Hargrave
Larry Hargrave, Chief Executive Officer

Seller:
Robert L. Beeman

/s/ Robert L. Beeman
Robert L. Beeman, individually